Exhibit (a)(5)(J)

LETTER TO CERTAIN OF THE HOLDERS OF EMI

OPTIONS GRANTED UNDER THE F-STAR

THERAPEUTICS, INC., 2019 EQUITY INCENTIVE

PLAN

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. PLEASE READ THE IMPORTANT NOTICES IN THE APPENDIX TO THIS LETTER.

If you have any questions regarding this document or the accompanying Form of Instruction, please contact [*] at [*]@f-star.com without delay.

F-STAR THERAPEUTICS INC. (“F-star”, or “the Company”)

Registered office:
Eddeva B920 Babraham Research Campus Cambridge CB22 3AT United Kingdom

25 July 2022

To: the holders of certain EMI options (“EMI Options”) granted under The F-star Therapeutics, Inc. 2019 Equity Incentive Plan (the “Plan”)

Dear EMI Optionholders,

PROPOSED ACQUISITION OF F-STAR

by

invoX Pharma Limited

1.	Introduction

On June 23, 2022, the Board of Directors of F-star (the “Board”) announced that F-star entered into an agreement and plan of merger (the “Merger Agreement”) under which F-star is to be acquired by invoX Pharma Limited (“Parent”) through a cash tender offer for the acquisition of all of the outstanding F-Star shares (the “Offer”) by Fennec Acquisition Incorporated (“Purchaser”) and a subsequent merger. Capitalized terms used, but not defined in this letter, will have the meaning ascribed to them in the Merger Agreement.

The acquisition of F-star by Parent (the “Proposed Transaction”) is expected to be completed in the second half of 2022, subject to various terms and conditions.

The purpose of this letter is to explain the courses of action open to you in connection with the EMI Options that you hold under the Plan, and how those EMI Options will be affected by the Proposed Transaction. As explained below, the Merger Agreement provides the holders of EMI Options with the opportunity to preserve the favourable tax treatment of such EMI Options. This favourable tax treatment would otherwise be lost as a result of the completion of the Proposed Transaction and the incidental cash pay-out that would otherwise be applicable to all options that are “in-the-money”. In order to preserve such tax treatment for EMI Options, however, the Merger Agreement provides for the following: Three business days before the Initial Expiration Date of the Offer, unvested EMI Options shall be fully accelerated and the holders of vested EMI Options shall have the opportunity to exercise their EMI Options (by making a cash payment of the aggregate exercise price) and to tender the resultant shares (“EMI Option Shares”) in the Offer in exchange for the Offer Price ($7.12 per share in cash), which shall be payable promptly when all the conditions of the Offer are satisfied. See Section 6. Taxation for an explanation for applicable tax law. As explained below, if you decide to exercise your EMI Options, you must commit to tender the EMI Option Shares in the Offer by the Initial Expiration Date. Payment for the tendered EMI Option Shares will occur only after all the conditions of the Offer are satisfied, including regulatory review and other customary conditions. The parties have publicly stated that they expect the transaction to be completed in the second half of 2022. This letter constitutes notice pursuant to rule 8 of the Plan and is a “notice” for the purposes of the rules of the Plan.

2.	Terms of the Proposed Transaction

Pursuant to the terms of the Merger Agreement, Parent will become the owner of the entire issued and to be issued shares of F-star.

Either pursuant to the Purchaser’s purchase of shares tendered pursuant to the Offer (the “Offer Closing”) or upon the completion of the Proposed Transaction (the “Merger Closing”), each share of common stock of F-star (other than Dissenting Shares) will be sold to Parent or its Affiliates for $7.12 per share, in cash, without interest (the “Offer Price”), payable to the selling stockholder without interest and subject to any applicable withholding tax, upon the terms and subject to the conditions of the Merger Agreement.

You can access a copy of the Merger Agreement (including a short summary of its terms) using this link: https://investors.f-star.com/node/8966/html

Further information about the Proposed Transaction can be found in the publicly available documents. You can access a copy of those filings using this link: https://investors.f-star.com/sec-filings

3.	Exercising your EMI Options and selling your EMI Option Shares under the Merger Agreement

Your EMI Options will have become fully vested and immediately exercisable pursuant to the Plan in anticipation of the Proposed Transaction, three business days before the Initial Expiration Date (the “Cut-Off Date”). The Cut-Off Date is Friday, July 29, 2022, at 6:00pm (UK time).

Assuming that the Proposed Transaction has not been aborted prior to the Cut-Off Date, then you may exercise your EMI Options in full at that point.

In order to exercise your EMI Options, you are required to pay:

•	the exercise price of your EMI Options to the Company (the “Exercise Price”), and

•

all income tax and national insurance charges for which you are liable on the exercise of your EMI Options, and which F-star is required to pay to HMRC or any other tax authority (“Option Tax Liabilities”). When you exercise your EMI Options, provided that your EMI Options are and remain qualifying Enterprise Management Incentives options for UK tax law purposes, then no income tax and employee’s and employer’s national insurance contributions should be payable by you, as the exercise price paid is equal to the market value of your EMI Option Shares as agreed with HMRC at the time your EMI Option was granted.

The rules of the Plan require that you pay the Exercise Price and the Option Tax Liabilities in full before your EMI Options may be exercised.

Enclosed with this letter is a form of instruction (the “Form of Instruction”) under which you may exercise your EMI Options in full as of the Cut-Off Date. If you sign and return the Form of Instruction before the Cut-Off Date, you will:

•	give notice to exercise your EMI Options in full as of the Cut-Off Date,

•	agree that payment of the Exercise Price in respect of your EMI Options should be made on your behalf,

•	commit to tender your EMI Option Shares to Purchaser, under the terms of the Offer and the Merger Agreement; and

•	appoint the Company, and any director of the Company, and certain other named executives of F-star, as your attorney to take the following actions on your behalf:

•	take all further steps necessary to exercise your EMI Options in full (such exercise to take place and be implemented in full immediately as of the Cut-Off Date),

•	tender your EMI Option Shares to Purchaser pursuant to the Offer and the Merger Agreement, and

•

sign any other documents or take any actions on your behalf necessary to effect the exercise of your EMI Options and the tender of your EMI Option Shares pursuant to the Offer and the Merger Agreement.

If you have any questions regarding the exercise of your EMI Options, please contact [*] at the Company at [*]@f-star.com as soon as possible.

If, for any reason, the Proposed Transaction is terminated before the Cut-Off Date, then your EMI Options will not be exercised and will continue to subsist on their current terms.

4.	What you need to do now

If you decide that you wish to exercise your EMI Options and tender your EMI Option Shares to Purchaser pursuant to the Offer under the terms of the Merger Agreement, subject to the terms set out in this letter, you should:

•	Complete all of the information about you, requested in the first box in Annex 1 of the Form of Instruction, and

•

Sign and date the Form of Instruction in the presence of a witness, in the second box in Annex 1 of the Form of Instruction. The witness should sign and print their name, address and occupation in the appropriate witness signature block. The witness should be aged 18 or over.

In order to exercise your EMI Options and to facilitate the tender of your EMI Option Shares pursuant to the Offer under the Merger Agreement, on the basis set out in this letter you must send, by email, a pdf copy or photograph of the whole of the signed and dated Form of Instruction to [*] at [*]@f-star.com as soon as possible but in any event so as to be received by no later than 6.00 p.m. (UK time) on Friday, July 29, 2022 (or such later date notified to you in writing by us).

Once you have emailed that copy or photograph, you must also return the original hard copy of the whole of the signed and dated Form of Instruction by post or by hand delivery to [*], F-star Therapeutics Inc., Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT, United Kingdom.

5.	Other courses of action open to you

If you do not want to exercise your EMI Options, you do not need to complete or return the Form of Instruction. Please note that if you do not exercise your EMI Options, at the Merger Closing any EMI Options that remain outstanding and unexercised as of immediately prior to the Merger Closing will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares subject to the EMI Options immediately prior to the Merger Closing, multiplied by (ii) the excess, if any, of (A) the Offer Price over (B) the Exercise Price payable per share under the EMI Options.

If you wish to exercise your EMI Options, but do not sign the Form of Instruction and return it by the deadline stated you will have to make your own arrangements for the pre-payment of the Exercise Price and the Option Tax Liabilities and for the tender of EMI Option Shares pursuant to the Offer and the Merger Agreement, which will be extremely difficult to implement with sufficient time in advance of the Offer Closing. Any EMI Option Shares not tendered in the Offer and outstanding immediately prior to the Merger Closing (other than Dissenting Shares) will be cancelled as of the Merger Closing and converted into the right to receive the Offer Price, in cash, without interest.

6.	Taxation

The following statements regarding the tax treatment of your EMI Options in the context of the Proposed Transaction are intended to provide general guidance only and do not constitute advice on taxation. It is assumed that you are UK tax resident.

•

when you exercise your EMI Options, provided that your EMI Options are and remain qualifying Enterprise Management Incentives options for UK tax law purposes, then no income tax and employee’s and employer’s national insurance contributions should be payable by you, as the Exercise Price paid is equal to the market value of your EMI Options Shares as agreed with HMRC at the time your EMI Option was granted.

•

If you exercise your EMI Options and then tender EMI Option Shares pursuant to the Offer under the terms of the Merger Agreement, any difference between the Exercise Price paid and the whole of the consideration received for the sale of your EMI Option Shares pursuant to the Merger Agreement is anticipated to be chargeable to capital gains tax.

•

If, instead of exercising your EMI Options, you receive cash as a result of having your EMI Options cancelled, this will be subject to withholding of income tax and employee’s national insurance by the Company.

If you are in any doubt as to the tax implications of the exercise of your EMI Options and the Proposed Transaction, you are recommended to seek advice from a suitably qualified professional adviser.

7.	Risk Factors

If you exercise your EMI Options, you shall be committed to tender the resultant shares in the Offer by the Initial Expiration Date. However, payment of the Offer Price for tendered shares is not payable unless and until all the conditions of the Offer are satisfied. The Offer may be extended one or more times. Therefore, there may be a significant period of time between when you tender your EMI Option Shares and when the Offer conditions are met and payment for your tendered shares is made promptly thereafter. The parties to the Merger Agreement have publicly stated that they expect the transaction to be completed in the second half of 2022.

Please note that the occurrence of the Merger Closing is not guaranteed and may not occur. If the Merger Closing does not occur, you will not receive any portion of the cash consideration contemplated by the Offer and the Merger Agreement. your EMI Option Shares that you tendered will be returned to you.

8.	Further information

If you have any queries on this letter or your EMI Options, you should contact [*] at the Company at [*]@f-star.com.

Yours faithfully

Eliot Forster

Chief Executive Officer of F-star Therapeutics Inc.

APPENDIX

IMPORTANT NOTICES

If you are in any doubt about the contents of this document or the accompanying Form of Instruction, or the action you should take, you are recommended to seek immediately your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 or, if you are not resident in the United Kingdom, from another appropriately authorised independent financial adviser.

The distribution of this document and the accompanying Form of Instruction in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document and the accompanying Form of Instruction come should inform themselves about and observe any such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

The Company’s advisers (including but not limited to Mills & Reeve LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.) are acting solely for the Company and no-one else in connection with the matters contemplated by this document and will not regard and have not regarded any other person as its or their client and have not been and will not be responsible to anyone other than the Company for providing the protections afforded to its or their clients, nor for providing advice in relation to the matters contemplated by this document.

Neither this document nor the accompanying Form of Instruction constitute an offer or an invitation to purchase any securities or a solicitation of an offer to sell any securities pursuant to these documents or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This document and the accompanying Form of Instruction have been prepared in connection with the Proposed Transaction and for the purpose of complying with English law and information disclosed may not be the same as that which would have been prepared in accordance with laws of jurisdictions outside England and Wales. Nothing in this document or the accompanying documents should be relied on for any other purpose. This document does not constitute an offer of securities and accordingly is not a prospectus.

No person has been authorised to make representations on behalf of the Company, Parent or Purchaser concerning the Proposed Transaction which are inconsistent with the statements contained in this document and any such representations, if made, may not be relied upon as having been so authorised.

No person should construe the contents of this document, or any other document relating to the Proposed Transaction as legal, financial or tax advice but should consult their own legal, financial and tax advisers in connection with the matters contained herein, including without limitation in relation to holding US securities. Holders of options resident outside the United Kingdom (“Overseas Optionholders”) should consult their own legal and tax advisers with regard to the legal and tax consequences of the Proposed Transaction on their particular circumstances.

The release, publication or distribution of this document in jurisdictions other than the United Kingdom and the availability of the Proposed Transaction to Overseas Optionholders may be affected by the laws or regulations of any such jurisdictions. Accordingly, any persons who are subject to the laws or regulations of any jurisdiction other than the United Kingdom should inform themselves of, and observe, any applicable requirements.

Important Information About the Tender Offer

This document is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of F-star Therapeutics, Inc. (“F-star”) or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed by Sino Biopharmaceutical Limited (“SBP”), invoX Pharma Limited (“Parent”), a wholly-owned subsidiary of SBP, and Fennec Acquisition Incorporated, a wholly owned subsidiary of Parent, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 has been filed by F-star with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov<https://urldefense.com/v3/__http:/www.sec.gov__;!!BJNAhEDoSA!vEV001fi6C8f0MFSDgza91cIK6-pZ5cMcQnEoNeTSkfx7YZFarMUnrDm01RKFul-wO5NaZlZXd61KkfF9JRgt7Hb$> or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the offer, by calling toll free at (888) 750-5830 (from the U.S. or Canada). In addition, F-star files annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov<https://urldefense.com/v3/__http:/www.sec.gov__;!!BJNAhEDoSA!vEV001fi6C8f0MFSDgza91cIK6-pZ5cMcQnEoNeTSkfx7YZFarMUnrDm01RKFul-wO5NaZlZXd61KkfF9JRgt7Hb$>. Copies of the documents filed with the SEC by F-star may be obtained at no charge on F-star’s internet website at www.F-star.com<https://urldefense.com/v3/__http:/www.F-star.com__;!!BJNAhEDoSA!vEV001fi6C8f0MFSDgza91cIK6
-pZ5cMcQnEoNeTSkfx7YZFarMUnrDm01RKFul-wO5NaZlZXd61KkfF9Ks9-TsB$>.